Exhibit 99.1

Asure Software Reports Revenue and Financial Results for
2015 Third Quarter

In thousands, except per share data	Q3 2015	Q3 2014	% Change	YTD Q3 2015	YTD Q3 2014	% Change
Revenue	$6,654	$7,030	down 5%	$20,145	$20,105	up 0.2%
Gross Margin	$4,904	$5,435	down 10%	$14,864	$15,579	down 5%
Net income (loss)	$(574)	$161	down 457%	$(962)	$(354)	down 172%
EBIDTA, excluding one-times*	$767	$1,382	down 45%	$3,125	$3,701	down 16%
Diluted net income (loss) per share, excluding one-times*	$(0.09)	$0.04		$(0.09)	$0.05

AUSTIN, Texas, November 16, 2015 (GLOBE NEWSWIRE) -- Asure Software, Inc. (Nasdaq:ASUR), a leading provider of workplace management software, announced results for the third quarter ended September 30, 2015.

Strategic Highlights

•	Rounded out Smart product platform by launching SmartWayTM indoor navigation mobile app in partnership with SPREO to enhance the mobile employee experience in the digital workplace.

•
Key strategic clients including Stanford University and Exxon Mobil expanded their resource scheduling investment with the addition of the SmartView space utilization solution. New clients include Eileen Fisher and the Museum of Contemporary Art-Chicago.

•
Migrated 63 clients in the third quarter and 133 clients year to date from on-premise to on-demand products, representing a 186% and 73% increase over the prior year third quarter and nine month number of conversions, respectively. Key clients migrating to on-demand include: Town of Southampton, Startek, The Nemours Foundation, and Mestek.

•	Strong free cash flow of $1.1 million allowed for the full repayment of $722,000 in seller notes related to our Roomtag acquisition.

Results

•	Cloud bookings in the quarter increased by 160% from the third quarter of 2014. Cloud bookings year to date increased by 66%, excluding PSSI, and 8%, including PSSI, over last year to date.

•
Backlog as of September 30, 2015 is $3.2 million, up $968,000, or 44%, from September 30, 2014, and up $929,000, or 41% over last quarter. In 2016, we expect our enterprise clients to move through implementation, resulting in conversion from backlog to reported revenue growth.

•
Revenue for the quarter was $6.7 million and $20.1 million year to date as compared to $7.0 million in the third quarter of 2014 and $20.1 million last year to date, a decrease of 5% and a slight increase of 0.2%, respectively.

•
Recurring revenue as a percent of total revenue was 75% for the quarter as compared to 73% in the third quarter of 2014. This increase is primarily the result of strong hardware as a service revenue in the quarter.

•	Recurring revenue as a percent of total revenue was 74% year to date as compared to 76% last year to date.

•	Increased Hardware as a Service (HAAS) revenue 194% compared to the third quarter of 2014 and increased 72% year to date as compared to year to date 2014.

•
Gross margin for the quarter was $4.9 million or 74%, down by 10%, from $5.4 million, or 77% in the third quarter of 2014. Year to date, gross margin was $14.9 million, or 74%, down from $15.6 million, or 77% last year to date. The decrease in gross margin percentage is primarily due to new product sales which have lower margins initially.  As these products mature and gain economies of scale, we anticipate a positive shift in these margins.

•
EBITDA* excluding one-time items* for the quarter was approximately $767,000 compared to $1.4 million in the third quarter of 2014, a decrease of 45%. Year to date, EBITDA * excluding one-time items* was approximately $3.1 million, compared to $3.7 million last year to date, a decrease of 16%.

•
Third quarter net (loss) income per share, excluding one-times*, was $0.09 loss compared to $0.04 income in the third quarter of 2014. Year to date net income per share, excluding one-times*, was $0.04 compared to $0.05 last year to date.

•
Cash flow provided by operating activities for the quarter was $1.1 million compared to $924,000 in the third quarter of 2014, representing an increase of 22%. Cash flow provided by operating activities year to date was $2.0 million, compared to $1.7 million year to date in 2014, an increase of 19%.

Pat Goepel, Chief Executive Officer of Asure Software commented, “Our earnings for the quarter were lower than expected.  While we attribute this to an increase in our backlog of implementations, we also generated strong cash flow in the quarter. As these enterprise clients move through implementation, we expect to see a positive impact to earnings.”

Brad Wolfe, Chief Financial Officer of Asure added, “Third quarter reported results reflect an increase in sales to enterprise clients, which drove an increase in backlog of $929,000 versus the prior quarter. We have adjusted our 2015 guidance as stated below and expect $7.1 million in revenue and $1.3 million in EBITDA in the fourth quarter. We also anticipate the fourth quarter to be another strong quarter from a cash generation perspective. We will introduce 2016 guidance on our first quarter conference call.”

Please see below for details around Asure’s financial results.

Company Outlook
$000s	FY 15
Revenue	$27,000 – $27,500
EBITDA, excluding one-time items	$4,200 – $4,750
Net income per share, excluding one-time items	$(0.04) – $0.04

Conference Call Details
Asure will follow this announcement with a conference call for the investment community on Monday, November 16, 2015 at 11:00 a.m. ET, (10:00 a.m. CT) to further discuss the quarter and outlook. Participating in the call will be Pat Goepel, Chief Executive Officer and Brad Wolfe, Chief Financial Officer. To participate, dial (877) 853-5636 ten minutes before the call begins. International callers should dial (631) 291-4544. The conference ID for all callers is 61780946.

Investors, analysts, media and the general public will also have the opportunity to listen to the conference call in listen-only mode via the Internet by visiting the investor relations on the Asure web site at www.asuresoftware.com. To monitor the live call, please visit the web site at least ten minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an archived replay will be available shortly after the call at http://investor.asuresoftware.com/.

About Asure Software
Asure Software, Inc., (Nasdaq:ASUR) is headquartered in Austin, Texas with regional headquarters in London, England. Asure helps companies better manage their global, mobile workforces with cloud-based and mobile solutions that bring people, time, space and assets together in a meaningful way. The company serves approximately 6,000 clients worldwide with workplace and workforce management solutions that offer innovative ways to help meet the needs of an agile workforce. For more information, please visit www.asuresoftware.com.

The Asure Software, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11986

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure's business, which are not historical facts, are "forward-looking statements" that involve risks and uncertainties. Such risks and uncertainties could cause actual results to differ from those contained in the forward-looking statements.

For more information contact:

Brad Wolfe, CFO
Asure Software, Inc.
888-323-8835
bwolfe@asuresoftware.com

ASURE SOFTWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
 (Unaudited)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$122	$320
Accounts receivable, net of allowance for doubtful accounts of $128 and $120 at September 30, 2015 and December 31, 2014, respectively	4,248	5,295
Inventory	700	170
Prepaid expenses and other current assets	1,556	1,303
Total current assets	6,626	7,088
Property and equipment, net	2,326	1,539
Goodwill	17,438	17,500
Intangible assets, net	6,485	8,322
Other assets	766	19
Total assets	$33,641	$34,468
Liabilities and stockholders’ equity
Current liabilities:
Current portion of notes payable	$938	$750
Accounts payable	2,092	1,533
Accrued compensation and benefits	460	350
Other accrued liabilities	1,318	1,128
Deferred revenue	10,125	10,641
Total current liabilities	14,933	14,402
Long-term liabilities:
Deferred revenue	769	475
Notes payable	12,938	14,381
Other liabilities	579	739
Total long-term liabilities	14,286	15,595
Stockholders’ equity:
Preferred stock, $.01 par value; 1,500 shares authorized; none issued or outstanding	-	-
Common stock, $.01 par value; 11,000 shares authorized; 6,674 and 6,434 shares issued, 6,290 and 6,050 shares outstanding at September 30, 2015 and December 31, 2014, respectively	67	64
Treasury stock at cost, 384 shares at September 30, 2015 and December 31, 2014	(5,017)	(5,017)
Additional paid-in capital	279,574	278,656
Accumulated deficit	(270,108)	(269,146)
Accumulated other comprehensive loss	(94)	(86)
Total stockholders’ equity	4,422	4,471
Total liabilities and stockholders’ equity	$33,641	$34,468

ASURE SOFTWARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Amounts in thousands, except share and per share data)
(Unaudited)

	FOR THE THREE MONTHS ENDED September 30,		FOR THE NINE MONTHS ENDED September 30,
	2015	2014	2015	2014
Revenues	$6,654	$7,030	$20,145	$20,105
Cost of sales	1,750	1,595	5,281	4,526
Gross margin	4,904	5,435	14,864	15,579

Operating expenses
Selling, general and administrative	3,866	3,553	10,926	10,410
Research and development	786	868	2,267	2,444
Amortization of intangible assets	505	494	1,514	1,488
Total operating expenses	5,157	4,915	14,707	14,342

Income (loss) from operations	(253)	520	157	1,237

Other income (loss)
Loss on lease termination	-	-	(110)	-
Gain on settlement of note payable and litigation	-	-	-	1,034
Loss on debt refinancing	(4)	-	(4)	(1,402)
Foreign currency translation gain (loss)	(5)	2	(13)	(10)
Interest expense and other	(266)	(288)	(828)	(1,009)
Interest expense- amortization of original issue discount (OID)	(3)	(10)	(19)	(64)
Total other loss, net	(278)	(296)	(974)	(1,451)

Income (loss) from operations before income taxes	(531)	224	(817)	(214)
Income tax provision	(43)	(63)	(145)	(140)
Net income (loss)	$(574)	$161	$(962)	$(354)
Other comprehensive income (loss):
Foreign currency gain (loss)	27	14	(8)	(4)
Other comprehensive income (loss)	$(547)	$175	$(970)	$(358)

Basic and diluted net income (loss) per share
Basic	$(0.09)	$0.03	$(0.16)	$(0.06)
Diluted	$(0.09)	$0.03	$(0.16)	$(0.06)
Weighted average basic and diluted shares
Basic	6,290,000	6,008,000	6,138,000	5,986,000
Diluted	6,290,000	6,284,000	6,138,000	5,986,000

 ASURE SOFTWARE, INC.
 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(962)	$(354)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation and amortization	2,324	2,060
Provision for doubtful accounts	70	20
Share-based compensation	335	131
Gain on settlement of note payable and litigation	-	(1,034)
Loss on debt refinancing	4	1,402
Other	28	64
Changes in operating assets and liabilities:
Restricted cash	-	400
Accounts receivable	977	182
Inventory	(530)	(241)
Prepaid expenses and other assets	(927)	(122)
Accounts payable	542	28
Accrued expenses and other long-term obligations	354	150
Deferred revenue	(222)	(1,015)
Net cash provided by operating activities	1,993	1,671

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions net of cash acquired	-	(3,111)
Purchases of property and equipment	(1,290)	(385)
Disposals of property and equipment	18	38
Collection/(Issuance) of note receivable	-	9
Net cash used in investing activities	(1,272)	(3,449)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	4,250	18,179
Payments on notes payable	(5,527)	(17,723)
Payments on amendment of senior notes payable	(75)	(704)
Debt financing fees	-	(565)
Payments on capital leases	(147)	(104)
Insurance proceeds for settlement of notes payable dispute, net of expenses	-	373
Net proceeds from exercise of stock options	585	24
Net cash used in financing activities	(914)	(520)

Effect of foreign exchange rates	(5)	(3)

Net decrease in cash and cash equivalents	(198)	(2,301)
Cash and cash equivalents at beginning of period	320	3,938
Cash and cash equivalents at end of period	$122	$1,637

SUPPLEMENTAL INFORMATION:
Cash paid for:
Interest	$597	$937

Non-cash Investing and Financing Activities:
Note receivable from customer	601	-
Accrued contingent consideration upon acquisition	-	327
Conversion of subordinated convertible notes payable to equity	-	249
Accrued purchases of property and equipment	17	-

*Non-GAAP Financial Measures
This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission: EBITDA and GAAP Net Income/(Loss) excluding one-time items. These supplemental financial measures are not required by GAAP, nor is the presentation of this financial information intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with Asure's earnings results as determined in accordance with GAAP. However, for the reasons described below, management uses these non-GAAP measures to evaluate the performance of Asure's business. Asure's management believes that it is important to provide investors with these same tools, together with reconciliation to GAAP, for evaluating the performance of Asure's business, as it may provide additional insight into Asure's financial results. See the “Reconciliation of GAAP Net Income/(Loss) to Earnings Before Interest, Taxes, Depreciation, Amortization and Stock Compensation Expense (EBITDA)” and the “Reconciliation of GAAP Net Income/(Loss) to Net Earnings Excluding One-Time Items” tables included in this press release for further information regarding these non-GAAP financial measures. In addition, these measures are presented because management believes they are frequently used by securities analysts, investors and others in the evaluation of companies. EBITDA is calculated by adding income taxes, interest expense, depreciation and amortization and stock compensation expense to net earnings. EBITDA is not defined under GAAP and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of Asure's profitability.

Net Earnings Excluding One-Time Items is calculated by combining the company’s GAAP Net Earnings, or earnings per share, with items that are one time in nature and are not expected to recur on a dollar or per share basis.

Free Cash Flow is computed by subtracting capital expenditures from cash flow from operations, each as determined in accordance with GAAP and as reflected in the statement of cash flows.

Reconciliation of GAAP Net Earnings to Earnings Before Interest, Taxes, Depreciation, Amortization and Stock Compensation Expense (EBITDA) and EBITDA Excluding One-time items

FOR THE THREE MONTHS ENDED

$000s	September 30, 2015	September 30, 2014
Net income (loss)	(574)	161
Interest and amortization of OID	269	298
Tax	43	63
Depreciation	160	115
Amortization	611	578
Stock Compensation	237	50
EBITDA	746	1,265
One-time items	21	117
EBITDA excluding one-time items	767	1,382

FOR THE NINE MONTHS ENDED

$000s	September 30, 2015	September 30, 2014
Net Loss	(962)	(354)
Interest and amortization of OID	847	1,073
Tax	145	140
Depreciation	492	337
Amortization	1,832	1,723
Stock Compensation	335	131
EBITDA	2,689	3,050
One-time items	436	651
EBITDA excluding one-time items	3,125	3,701

Reconciliation of GAAP Net Earnings to Net Earnings Excluding One-time items

FOR THE THREE MONTHS ENDED

$000s	September 30, 2015	September 30, 2014
Net income (loss)	(574)	161
Legal & Professional Services	17	107
Severance, Recruitment & Relocation	-	-
Other one-time items (net)	4	10
Sub-total excluding Taxes	21	117
Sub-total one-time items	21	117
Net income (loss) excluding one-time items	(553)	278

FOR THE NINE MONTHS ENDED

$000s	September 30, 2015	September 30, 2014
Net Loss	(962)	(354)
Loss on Debt Refinancing	-	1,402
Gain on Settlement of Note Payable and litigation	-	(1,034)
Legal & Professional Services	35	187
Severance, Recruitment & Relocation	55	73
Other one-time items (net)	346	23
Sub-total excluding Taxes	436	651
Sub-total one-time items	436	651
Net income(loss) excluding one-time items	(526)	297